Exhibit 99.1

News Release

Contacts:	Media Kevin Heine + 1 212 635 1569 kevin.heine@bnymellon.com	Analysts Andy Clark +1 212 635 1803 andy.clark@bnymellon.com

BNY Mellon to Repurchase up to $1.35 Billion of Common Stock

Federal Reserve Did Not Object to Company’s 2013 Capital Plan

NEW YORK, March 14, 2013 — BNY Mellon, the global leader in investment management and investment services, today announced that the Federal Reserve did not object to its 2013 capital plan submitted in connection with its Comprehensive Capital Analysis and Review. As a result, the company’s board of directors has approved the repurchase of up to $1.35 billion of its common stock, beginning in the second quarter of 2013 and continuing through the first quarter of 2014. The 2013 capital plan also included a 15 percent increase to BNY Mellon’s quarterly common stock dividend in the second quarter of 2013, which the board of directors is expected to consider at its April meeting.

“Our board’s action, along with the Federal Reserve’s notice that it does not object to our capital plan, provides the opportunity to continue to return capital to shareholders,” said Gerald L. Hassell, BNY Mellon chairman and chief executive officer. “We are pleased that our business model generates significant capital that enables us to invest in growth opportunities, strengthen our balance sheet and deliver returns to our shareholders.”

BNY Mellon also announced that it has published a summary of its and The Bank of New York Mellon’s company-run results under the Dodd-Frank stress tests, applying the Federal Reserve’s severely adverse scenario. These results are available in the Investor Relations section of the company’s website at http://www.bnymellon.com/investorrelations/doddfrank.html.

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 36 countries and more than 100 markets. As of December 31, 2012, BNY Mellon had $26.2 trillion in assets under custody and/or administration, and $1.4 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com, or follow us on Twitter @BNYMellon.

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The information presented in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, BNY Mellon’s capital plan, including expectations with respect to the repurchase of shares of outstanding common stock and any increase in common stock dividends, and BNY Mellon’s business model, including expectations regarding capital. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond BNY Mellon’s control). Factors that could cause BNY Mellon’s results to differ materially can be found in the risk factors set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended December 31, 2012 and BNY Mellon’s other filings with the Securities and Exchange Commission. All statements in this press release speak only as of March 14, 2013, and BNY Mellon undertakes no obligation to update any statement to reflect events or circumstances after March 14, 2013 or to reflect the occurrence of unanticipated events.